Exhibit 5.1

Opinion of Day Pitney LLP

DAY PITNEY LLP
P.O. Box 1945
Morristown, New Jersey  07962-1945

December 30, 2008
Virtus Investment Partners, Inc.
100 Pearl Street, 9th Floor
Hartford, CT 06103

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Virtus Investment Partners, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) [1,800,000] shares of common stock of the company, par value $0.01 per share (the “Shares”) to be offered pursuant to the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Omnibus Plan”), and (ii) the Virtus Investment Partners, Inc. Excess Investment Plan (the “Excess Investment Plan”) valued at $4,000,000.  The Excess Investment Plan represents unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of those plans to eligible participants (the “Obligations”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Excess Investment Plan, Omnibus Plan, the Certificate of Incorporation and By-Laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company, and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

(i) the Obligations will be, when created in accordance with the Excess Investment Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of those plans, subject to (a) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (b) general principles of equity; and

(ii) when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Omnibus Plan and for the consideration determined in accordance with the terms of the Omnibus Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware (including constitutional provisions and case law), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP
DAY PITNEY LLP